AGENCY AGREEMENT

March 21, 2002

Life Medical Sciences, Inc.
P.O. Box 219
Little Silver, NJ  07739
U.S.A

Attention:  Mr. Robert P. Hickey
            Chairman, President and Chief Executive Officer

Dear Sirs:

                              Re: Offering of Units

Clubb BioCapital Limited (the "Agent"), understands that Life Medical Sciences, Inc. (the "Corporation"), a Delaware corporation, proposes to issue to investors secured by the Agent, up to 1,000,000 units ("Units"), each consisting of one share of the Corporation's Series B Convertible Preferred Stock (a "Preferred Share"), par value of $0.01 per share, one warrant (a "Series B Warrant") to purchase up to ten shares of the Corporation's Common Stock, par value $0.001, ("Shares") at an exercise price of $0.24 per Share, exercisable at any time until the later of the date which is two years after the date of the Warrant and the date which is 18 months after the date upon which the Corporation implements an increase to its authorized Shares to an amount sufficient to permit the conversion or exercise of all presently outstanding securities of the Corporation (including securities to be sold in the offering) convertible into or exchangeable for Shares (the "Authorized Capital Increase"), and one additional warrant (an "Additional Warrant") to purchase up to ten Shares at an exercise price of $0.12 per Share, exercisable for a period commencing on the date of issue and expiring on June 30, 2002, or in the event that the Authorized Capital Increase has not been implemented by May 31, 2002, on the date which is six months after the implementation of the Authorized Capital Increase. The Units shall be issued and sold at a price of $1.20 per Unit or such other price as may be agreed by the Agent and the Corporation (in either case the "Issue Price") and in substantially the form set forth in Appendices I through III to the form of subscription agreement attached hereto as Schedule "C" (the "Subscription Agreement"). The offering of the Units (the "Offering") will close no later than March 29, 2002, or such other date mutually agreed to by the Corporation and the Agent (the "Closing Date").

1.    Appointment

The Corporation hereby appoints the Agent as its non-exclusive agent and the Agent accepts the appointment and agrees to act on a "best efforts" basis as the non-exclusive agent of the Corporation to secure investors for the issuance of the Units by way of private placement to

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institutional and other sophisticated investors in Europe subject to the terms and conditions and in reliance upon the representations, warranties and covenants of the Corporation set out in this Agreement.

The Agent shall be entitled to retain sub-agents selected by it to participate in the soliciting of offers to purchase the Units, provided that the Agent receives from each such sub-agent its agreement to be bound by the obligations of the Agent hereunder prior to any such appointment. The fees payable to such sub-agents shall be the responsibility and for the account of the Agent.

2.    Sales Restrictions

The Agent represents and agrees that it will comply with the restrictions on offers and sales of the Units set forth in Schedule "A" hereto, as well as the other provisions thereof, all of which are hereby incorporated by reference herein and form a part hereof.

3. Commission and Broker Warrant

In consideration of the services rendered and to be rendered by the Agent in acting as agent of the Corporation on a best efforts basis to secure investors for the issuance of the Units, the Corporation agrees to pay to the Agent on the Closing Date a commission (the "Commission") equal to 10% of the gross proceeds of sale of the Units issued on the Closing Date, payable at the election of the Agent in either cash or Units at the Issue Price ("Commission Units") or a combination of the two. The Agent acknowledges and agrees that no Commission shall be payable on any Units issued to any of the investors listed on Schedule "B" attached hereto (the "Excluded Parties") or on the Commission Units.

In further consideration of the services rendered and to be rendered by the Agent described above, the Corporation agrees to issue to the Agent for no additional consideration, a warrant (the "Broker Warrant") to purchase an aggregate number of Shares equal to 10% of the aggregate number of Shares issuable upon conversion of the Preferred Shares comprising the Units issued on the Closing Date, excluding Units issued to Excluded Parties. The Broker Warrant shall have a term of two (2) years after the date of issue and shall be exercisable to acquire Shares at a price of $0.24 per Share.

If for any reason the Offering does not close and within a three (3) year period after termination of the Offering the Corporation raises funding through one or more investors introduced to the Corporation for the first time by the Agent ("Agent Investors"), the Agent shall be entitled to the Commission and Broker Warrants in respect thereof as if the Offering had not been terminated.

4.    Closing

(a) The issuance of the Units shall be completed (the "Closing") at the offices of the Corporation, or such other place or places as the Corporation and the Agent may agree, at 10:00 a.m. (Eastern Standard Time) (the "Closing Time") on the Closing Date.

(b) On or prior to the Closing Date, the Agent shall provide to the Corporation a subscription agreement from each purchaser of Units (a "Purchaser") who is to

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      acquire Units on such Closing Date. Purchasers shall be required to complete and sign the form of Subscription Agreement attached hereto as Schedule "C".

(c) At the Closing Time on the Closing Date, upon satisfaction of the conditions contained herein, the Agent shall pay or cause payment to be made of the net purchase price of the Units sold by the Agent in United States funds by wire transfer to such bank and account as may be designated by the Corporation, or in such other manner as may be agreed with the Corporation, such net purchase price to be equal to the aggregate Issue Price of the Units sold by the Agent less the cash portion of the Commission (if the Agent elects to receive all or a part thereof in cash) and the amount in reimbursement of expenses referred to in section 9 hereof. Such payment and delivery shall be made against:

      (i) delivery of certificates representing the Preferred Shares, the Series B Warrants and the Additional Warrants issued on the Closing Date registered in such name or names as are directed in the Subscription Agreements;

      (ii)  delivery of the Commission and the Broker Warrants; and

      (iii) delivery to the Agent of copies of the certificates, opinions and other documents contemplated hereby.

5.    Withheld Amount Pending Authorized Capital Increase

Pending the implementation of the Authorized Capital Increase, the Agent, on behalf of the Purchasers, will cause US$300,000 (the "Withheld Amount") to be withheld from the Corporation. The Withheld Amount shall be held in a trust account of Blake, Cassels & Graydon LLP. The Agent shall direct that the Withheld Amount be promptly released to the Corporation upon receipt by the Agent of written notice from the Corporation, in form satisfactory to the Agent acting reasonably, that the Authorized Capital Increase has been implemented. If the Authorized Capital Increase has not been implemented within one year from the date of issuance of the Purchased Units, then the Agent shall direct that the Withheld Amount be released to the Purchasers, pro rata in accordance with the number of Purchased Units issued to each Purchaser in connection with the Offering.

6.    Representations, Warranties and Covenants of the Corporation

The Corporation represents, warrants and covenants to the Agent as of the date hereof and as of the Closing Date, which representations, warranties and covenants shall survive the Closing for a period of two years and any investigation made by the Agent, that:

(a) the Corporation is a validly existing corporation in good standing under the laws of the jurisdiction in which it is incorporated, and the Corporation has no subsidiaries;

(b) the Corporation is duly qualified and authorized to do business in the jurisdiction(s) in which it carries on business or to own property where required under the laws of the jurisdiction(s) in which any such property is located;

(c) the Corporation is current with all material filings required to be made under the laws of any jurisdiction in which it carries on any material business, and the Corporation has all necessary licenses, leases, permits, authorizations and other approvals

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                                       4


      necessary to permit it to conduct its business as currently conducted, except where the failure to have any such license, lease, permit, authorization or approval would not have a material adverse effect on the Corporation and its business;

(d) the audited financial statements of the Corporation as at and for the year ended December 31, 2000 present fairly, in all material respects, the financial position of the Corporation as at that date, and the results of its operations and the changes in its financial position for the 12-month period then ended in accordance with generally accepted accounting principles, and the unaudited financial statements of the Corporation as at and for the nine months ended September 30, 2001 present fairly, in all material respects, the financial position of the Corporation as at that date, and the results of its operations and the changes in its financial position for the nine-month period then ended; since September 30, 2001, there has been no material adverse change in the business, affairs or financial or other condition of the Corporation, except as disclosed in the notes to the financial statements for the nine-month period then ended;

(e) the Corporation has all requisite power and authority to carry out its obligations under this Agreement, the Preferred Shares, the Series B Warrants and the Additional Warrants (the Series B Warrants and the Additional Warrants collectively referred to as the "Warrants") including any Preferred Shares, Series B Warrants and Additional Warrants issued to the Agent in satisfaction or partial satisfaction of the Commission, (hereinafter referred to as the "Commission Preferred Shares" and the Series B Warrants and Additional Warrants as the "Commission Warrants", respectively) and any Broker Warrants;

(f) this Agreement has been, and the Preferred Shares, Warrants, the Commission Preferred Shares, the Commission Warrants and the Broker Warrants will be on the Closing Date, duly authorized, executed and delivered by the Corporation and constitute or on the Closing Date will constitute, legal, valid and binding obligations of the Corporation enforceable in accordance with their terms except that: (i) the enforcement hereof or thereof may be limited by bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights generally, (ii) rights of indemnity thereunder may be limited under applicable law, and (iii) equitable remedies, including without limitation specific performance and injunctive relief, may be granted only in the discretion of a court of competent jurisdiction;

(g) the Preferred Shares comprising part of the Units and the Commission Preferred Shares comprising part of any Commission Units are or on the Closing Date will be duly and validly authorized and, when issued and delivered against payment therefor, will be duly and validly issued, fully paid and non-assessable shares in the capital stock of the Corporation;

(h) the Corporation will, as soon as reasonably practicable, convene a meeting of shareholders of the Corporation at which the Corporation will place before shareholders a proposal for the Authorized Capital Increase;

(i) the Corporation will use its reasonable best efforts to secure the commitment of those persons who receive shares in the capital stock of the Corporation, in connection with

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                                       5


      the Corporation's proposed acquisition of certain assets of Phairson Ltd., to vote in favour of the Authorized Capital Increase;

(j) immediately following the Authorized Capital Increase, the Corporation will reserve a sufficient number of Shares unissued as may be required to be issued pursuant to the conversion of the Preferred Shares and the Commission Preferred Shares and the exercise of the Warrants comprising the Purchased Units, the Commission Warrants comprising the Commission Units and the Broker Warrants and, assuming the implementation of the Authorized Capital Increase, when issued and delivered upon such conversion or exercise, such Shares will be duly and validly issued as fully paid and non-assessable shares in the capital stock of the Corporation;

(k) the authorized capital of the Corporation consists of 43,750,000 Shares and 5,000,000 shares of preferred stock, $.01 par value per share. Of the preferred stock, 500,000 shares have been designated as Series A Convertible Preferred Stock and, on or prior to the Closing Date, not more than 1,124,833 shares will be designated as Preferred Shares. There are 15,343,342 Shares outstanding, no shares of Series A Convertible Preferred Stock or Preferred Shares outstanding (other than Preferred Shares issued or to be issued in the Offering or to Dimotech Limited ("Dimotech"). In addition, the Corporation has (i) outstanding a convertible note held by Dimotech (the "Convertible Note") in the principal amount of $40,000 which is convertible, at the holder's option, into Shares at a price of $1.00 per share or into any class of preferred shares at the price paid by the purchasers thereof; provided, however, that if any such preferred shares are convertible into Shares (as is the case with the Preferred Shares), the holder would be entitled to receive no more than the number of preferred shares which, at the then existing conversion rate, would convert into 40,000 Shares, and (ii) available for issuance pursuant to options which may be granted under its 1992 Stock Option Plan, 2000 Stock Option Plan and 2001 Stock Option Plan, an aggregate of approximately 6,000,000 Shares and outstanding options and warrants to purchase an aggregate of approximately 9,000,000 Shares, of which all outstanding Class A and Class B warrants (to purchase 4,768,000 Shares) are scheduled to expire in March 2002. The Corporation has agreed to grant options to purchase an additional 5,200,000 Shares upon the closing of the Offering, at an exercise price equal to the initial conversion price of the Preferred Shares. The Corporation has agreed to settle a debt of approximately $320,000 owing to a creditor, Polymer Technology Group. The settlement involves a cash payment, issuance of Shares at the market price on the date of the agreement and issuance of a note in principal amount equal to a portion of the debt. The note is convertible into Shares at a price in excess of the current market price;

(l) the Corporation is not, and at the Closing Date will not be: (i) in breach or violation of any of the terms or provisions of, or in default under, this Agreement, any other Subscription Agreement for the purchase of Units, the Preferred Shares, the Commission Preferred Shares, the Warrants, the Commission Warrants, the Broker Warrants, any indenture, mortgage, deed of trust or loan agreement, (except as disclosed in the Corporation's SEC filings), other agreement (written or oral) or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, which breach or violation or the consequences thereof would result in an adverse material change to it or its business; or (ii) in violation of the provisions of its articles, by-laws, resolutions or any statute or any other rule or

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                                       6


      regulation of any court or governmental agency or body having jurisdiction over it or any of its properties which violation or the consequences thereof would result in a material adverse change to it or its business;

(m) the issue and sale of the Units and the issue of Preferred Shares, Commission Preferred Shares, Warrants, Commission Warrants, Broker Warrants, any Shares on the conversion of Preferred Shares or Commission Preferred Shares or the exercise of Warrants, Commission Warrants or Broker Warrants and the performance and consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement (written or oral) or instrument to which the Corporation or any subsidiary is bound or to which any of the property or assets of the Corporation or any subsidiary is subject, which breach or violation or the consequences thereof would result in a material adverse change to the Corporation and its business, nor will any such action conflict with or, assuming implementation of the Authorized Capital Increase, result in any violation of the provisions of the articles, by-laws or resolutions of the Corporation or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Corporation or any subsidiary or any of its properties which violation or the consequences thereof would result in a material adverse change to the Corporation and its business;

(n) the Corporation has established on its books reserves which are adequate for the payment of all taxes not yet due and payable; there are no liens or other liabilities for taxes on the assets of the Corporation except for taxes not yet due; there are no audits of any of the tax returns of the Corporation which are known by the Corporation's management to be pending and there are no claims which have been or may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any government or agency of any deficiency having a material adverse effect on the properties, business or assets of the Corporation;

(o) the Corporation has good and valid title to its properties, leaseholds and assets, including without limitation the properties, leaseholds and assets reflected in the balance sheet as of September 30, 2001 referred to in clause 6(d) above, except properties, leaseholds and assets disposed of since such date at fair market value in the ordinary course of business, and has good title to all its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance, charge, rights of first refusal or options to purchase, whether or not relating to extensions of credit or the borrowing of money, other than as disclosed in such balance sheet except as incurred in the ordinary course of business since the date of such balance sheet, and except in any event (i) for a security interest in the Corporation's tangible assets to secure payment of the Convertible Note, and (ii) where the failure to hold good title or the existence of a mortgage, pledge, lien, lease, encumbrance, charge, right of first refusal or option to purchase would not have a material adverse effect on the Corporation or its business; there exists no condition which interferes with the economic value or use of such properties and assets and all tangible assets are in good working condition and repair (subject to ordinary wear and tear) except where the existence of any such condition would not have a material adverse effect on the Corporation or its business;

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                                       7


(p) the Corporation owns, or has applied for registration of, all patents, trade-marks, service marks, trade names, and copyrights necessary for the conduct of its business, except where the failure to so own or apply for registration would not have a material adverse effect on the Corporation or its business; to the best of the knowledge, information and belief of the Corporation none of the past or present activities of the Corporation or the products, services or assets of the Corporation infringe or constitute an unauthorized use of any proprietary rights of others, and the Corporation has not received any notice of infringement of, or conflict with, asserted rights of others with respect to any patent, trade-mark, service mark, trade name, or copyright that, individually or in the aggregate, if the subject of an unfavourable decision, ruling, or finding, would result in a material adverse change to the Corporation or its business;

(q) the Corporation has taken reasonable measures to protect and preserve the confidentiality of all trade secrets and other non-patented proprietary information of the Corporation, including without limitation the procurement of proprietary invention assignments and non-disclosure and non-competition agreements from employees, consultants, subcontractors, customers and other persons who have access to such information;

(r) the Corporation has filed all necessary federal, state and municipal property, income and franchise tax returns and has paid all taxes shown as due thereon or otherwise owed by it to any taxing authority except those contested in good faith and for which appropriate amounts have been reserved in accordance with generally accepted accounting principles; there is no tax deficiency which has been, or to the best of the knowledge, information and belief of the Corporation might be, asserted against the Corporation which would materially affect the business or operations of the Corporation; the Corporation has paid all applicable federal and state payroll and withholding taxes;

(s) there is no collective bargaining or other union agreement to which the Corporation is a party or by which it is bound, or which is currently being negotiated; the Corporation does not sponsor, maintain or contribute to any pension, retirement, profit sharing, incentive compensation, bonus or other employee benefit plan, including without limitation any employee benefit plan covered by Title 4 of the Employee Retirement Income Security Act of 1974 ("ERISA") or any "multi-employer plan" as defined in Section 4001(a)(3) of ERISA, or any other employee benefit plan; to the best of the knowledge, information and belief of the Corporation, (i) no employee of the Corporation is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, particularly but without limitation in connection with any previous employment of any such person, which would result in a material adverse change to the Corporation and its business, and (ii) no senior officer has any present intention of terminating his employment with the Corporation, and the Corporation has no present intention of terminating any such employment;

(t) there is no adverse claim, action, proceeding or investigation pending or, to the knowledge, information and belief of the Corporation, threatened, which questions the validity of the issue or sale of the Units or the issue of any Preferred Shares, Commission Preferred Shares, Warrants, Commission Warrants, Broker Warrants or any Shares on conversion of the Preferred Shares or the Commission Preferred Shares

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                                       8


      or exercise of the Warrants, Commission Warrants or Broker Warrants or the validity of any action taken or to be taken by the Corporation in connection with this Agreement or which would result in any material adverse change in the financial condition, results of operations, business or prospects of the Corporation;

(u) the Corporation will permit the Agent and its legal counsel to conduct all due diligence which the Agent may reasonably require; and

(v) during the period commencing with the engagement of the Agent on June 18, 2001 and ending on the Closing Date, the Corporation has informed the Agent in writing of the full particulars of any material change (actual, anticipated or threatened) in the assets, liabilities, business or the financial condition of the Corporation.

7.    Closing Conditions for the Benefit of the Agent

The obligations of the Agent hereunder are subject to the satisfaction, on or before the Closing Time, of the following conditions:

(a) the Corporation shall have complied with all of its obligations hereunder; the representations and warranties of the Corporation contained herein shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date; and the Agent shall have received on the Closing Date a certificate, dated as of the Closing Date and signed by one or more executive officers or directors of the Corporation on behalf of the Corporation and not in his or their personal capacity, to the foregoing effect;

(b) the Agent shall have received on and as of the Closing Date the favourable opinion of the Corporation's legal counsel on such matters as the Agent may reasonably request, including:

      (i) the Corporation is incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and has the corporate power and authority to conduct its business as currently conducted by it and to issue and sell the Preferred Shares and Warrants comprising the Units, any Commission Preferred Shares and Commission Warrants comprising the Commission Units and the Broker Warrants (the Preferred Shares, any Commission Preferred Shares, Warrants, any Commission Warrants and the Broker Warrants collectively referred to as the "Securities") and to enter into and carry out its obligations under this Agreement, the Subscription Agreement and the Securities;

      (ii) as to the Corporation's authorized and issued and outstanding capital;

      (iii) each of this Agreement, the Subscription Agreement and the Securities has been duly authorized, executed and delivered by the Corporation and is a legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms;

      (iv) all necessary action has been taken by the Corporation to authorize the issue of up to 1,000,000 Units and the issue to the Agent of up to 100,000 Commission Units and a Broker Warrant exercisable for up to 1,000,000 Shares, and upon

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                                       9


            the implementation of the Authorized Capital Increase, the Corporation will have sufficient authorized but unissued Shares as may be required to be issued upon the exercise of the Securities;

      (v) the execution and delivery of this Agreement and the Subscription Agreement and the completion of the transactions contemplated hereby and thereby, the issue of the Units and of any Commission Units and Broker Warrants, and the issue of the Shares issuable upon exercise of the Securities do not violate or constitute a breach of any provisions of the articles of incorporation or by-laws of the Corporation, any material contract or other material agreement to which it is a party or by which it is bound and of which such counsel is aware, or any New York, Delaware corporate or United States law or regulation (other than federal and state Securities or "blue sky" laws, as to which such counsel expresses no opinion in this paragraph);

      (vi) the Preferred Shares comprising part of the Units and any Commission Preferred Shares comprising part of any Commission Units have been duly and validly issued by the Corporation and are outstanding as fully paid and non-assessable shares in the capital of the Corporation and assuming the implementation of the Authorized Capital Increase, the Shares issuable upon exercise of the Warrants, Commission Warrants and Broker Warrants or upon conversion of the Preferred Shares and Commission Preferred Shares will, when issued in accordance with the respective terms and conditions of the Warrants, Commission Warrants, Broker Warrants, Preferred Shares and Commission Preferred Shares, be validly issued as fully paid and non-assessable shares in the capital of the Corporation;

      (vii) the certificates representing the Preferred Shares and Warrants comprising part of the Units and any Commission Preferred Shares and Commission Warrants comprising part of the Commission Units and Broker Warrants comply with the requirements of the state laws and any federal laws of the United States applicable to the Corporation and such certificates have been duly and properly approved by the directors of the Corporation;

      (viii) the exemption from any consent, approval, authorization, order, registration, filing or qualification of or with any governmental authority of the United States (or New York or Delaware corporate authority) (other than federal and state securities or "blue sky" laws, as to which such counsel expresses no opinion in this paragraph) for the valid authorization, issue, sale and delivery of the Units and Shares issuable upon exercise of Warrants, Commission Warrants and Broker Warrants and upon the conversion of Preferred Shares and Commission Preferred Shares and the issue and delivery of any Commission Units and Broker Warrants; and

      (ix) the exemption from registration of the issuance of the Securities (including the underlying securities) under the terms contemplated by the Subscription Agreement and the Agency Agreement.

      In giving the opinions contemplated above, legal counsel to the Corporation shall be entitled to rely, where appropriate, upon opinions of local counsel and, as to matters

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                                       10


      of fact, to rely upon the representations and warranties of Purchasers contained in the executed Subscription Agreements, a certificate of fact of the Corporation signed by those officers in a position to have knowledge of such facts and their accuracy, and certificates of such public officials and other persons as are necessary or desirable, and may qualify its opinion described in (iii) above with respect to (1) bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights generally and (2) limitations on the availability of equitable remedies such as specific performance, and its opinion may include other reasonable and standard opinion qualifications;

(c) the Agent shall have received copies of the Subscription Agreement executed by the Corporation;

(d) the Agent shall have received such other agreements, certificates, opinions or documents as the Agent may reasonably request; and

(e) the fulfilment, to the reasonable satisfaction of counsel for the Agent, of all legal requirements to permit the offer and sale of the Units and the issue of any Commission Units and Broker Warrants to the Agent.

The foregoing conditions are included for the benefit of the Agent and may be waived in writing by the Agent, in whole or in part.

Notwithstanding anything contained in this Agreement, the Agent may by written notice to the Corporation terminate this Agreement at any time before the Closing Time if, in the opinion of the Agent, there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its reasonable view be likely to prejudice materially the success of the Offering or distribution of the Units or if the Agent is not reasonably satisfied with the results of its due diligence review of the Corporation and, upon notice being given, the parties to this Agreement shall (except for the liability of the Corporation in relation to expenses as provided in section 9 and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

8.    Confidentiality

The Agent agrees that it will not disclose the terms of the Offering or any information it may have acquired from the Corporation in the course of executing this Agency Agreement which the Corporation has identified as material non-public information, except to the extent (i) that such terms or other information becomes generally available to the public other than by disclosure in violation of this Agency Agreement, (ii) that such information was properly within the Agent's possession prior to being furnished by the Corporation, (iii) that such information becomes available to the Agent on a non-confidential basis, such as through disclosure by third parties who have the right to disclose the information, and (iv) compelled by judicial process, provided that in the event of compulsion by judicial process the Agent will inform the Corporation promptly upon its receipt of notice of judicial process compelling such disclosure.

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                                       11


9.    Expenses

In further consideration of the agreement with the Agent herein contained, the Corporation covenants and agrees to reimburse the Agent, regardless of whether the Offering is completed, for the Agent's reasonable fees and expenses including (without limitation) reasonable fees and expenses of Agent's legal counsel, due diligence expenses, travel expenses and expenses incurred in connection with the holding of roadshows, investor meetings and presentations and printing and preparation of any offering documents and marketing materials (collectively the "Expenses"). Other than Agent's legal expenses, the Expenses shall not exceed $1,500, in the aggregate, without the prior written approval of the Corporation, provided that Agent's legal expenses shall be subject to a cap of $50,000. Expenses incurred up to the Closing Date shall be reimbursed, upon submission to the Corporation of receipts or similar proof of expenditure, at the Closing Time and, with the Corporation's approval, may be deducted by the Agent from the proceeds of sale at the Closing. Expenses incurred after the Closing Date shall be reimbursed, upon submission to the Corporation of receipts or similar proof of expenditure, forthwith following the delivery to the Corporation of accounts in respect thereof and may, with the Corporation's approval, be deducted by the Agent from the Withheld Amount.

10.   Indemnification

(a) The Corporation agrees to indemnify and hold harmless the Agent and Clubb Capital Ltd. and their respective directors, officers, employees and agents from and against any and all losses, claims, damages and liabilities arising out of or in relation to or in connection with any breach or non-compliance by the Corporation of or with any of its covenants or representations and warranties herein, provided that the Corporation shall not be liable under this section to the extent that any such loss, claim, liability or damage arises out of or is based upon a breach by the Agent of the obligations and agreements set forth in section 2 hereof or Schedule "A" attached hereto.

(b) In case any proceeding (including any governmental investigation) shall be instituted involving any indemnified party in respect of which indemnity may be sought pursuant to the preceding paragraph, such party shall promptly notify the Corporation in writing, and the Corporation, upon the request of such party, shall retain counsel reasonably satisfactory to such party to represent such party and any others the Corporation may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.

(c) In any such proceeding, such indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such party unless (i) the Corporation and such party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include the Corporation and such party and representation of both parties by the same counsel is not appropriate as a result of differing interests between them. The Corporation shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment or determination in respect of which the indemnity referred to in this section 9 is claimed, the Corporation agrees to indemnify such party from and against any loss or liability by reason of such settlement, judgment or determination.

11.   Notices, etc.

All notices hereunder may be hand delivered or given by facsimile or any other means of instantaneous written communication to such respective party hereto as follows (or at such other address as may hereafter be communicated by either party hereto to the other party):

      If to the Agent:

                  Clubb BioCapital Limited
                  112/113 The Chambers
                  Chelsea Harbour
                  London  SW10 0XF
                  England

                  Attention: Joerg Gruber

                  Telephone: 44-20-7349-3101
                  Facsimile: 44-20-7349-3140

      With a copy to:

                  Blake, Cassels & Graydon LLP
                  199 Bay Street, Commerce Court West
                  Toronto, ON M5L 1A9
                  Canada

                  Attention: John A. Kolada

                  Telephone: (416) 863-4171
                  Facsimile: (416) 863-2653

      If to the Corporation:

                  Life Medical Sciences, Inc.
                  P.O. Box 219
                  Little Silver, NJ 07739
                  U.S.A

                  Attention: Robert P. Hickey
                             - Chairman, President and Chief Executive Officer

                  Telephone: 732-728-1769
                  Facsimile: 732-728-1769

         With a copy to:     Ehrenreich, Eilenberg & Krause LLP
                             11East 44th Street, 17th Floor
                             New York, NY 10017

                  Attention: Keith Moskowitz

                  Telephone: 212-986-9700
                  Facsimile: 212-986-2399

12.   Counterparts

This Agreement may be signed and delivered in counterparts, and by facsimile, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person.

13.   Survival

All representations, covenants, undertakings and indemnities herein will survive for a period of two years following each and every Closing Date, notwithstanding the completion of the transactions contemplated hereby and shall apply regardless of any investigation made by or on behalf of any indemnified party.

14.   Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the federal laws of the United States applicable therein. The courts of the State of New York shall have exclusive jurisdiction to entertain any action in respect of this Agreement.

15.   Time

Time is of the essence of this Agreement.

16.   Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including without limitation, the engagement letter between the Corporation and the Agent dated June 18, 2001. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

17.   Miscellaneous

This Agreement shall enure to the benefit of, and be binding upon, the successors of the Corporation and the Agent.

                                                Yours sincerely,

                                                CLUBB BIOCAPITAL LIMITED


                                                By:_____________________________

Accepted and agreed as of the __________ day of  _________________, 2002.

LIFE MEDICAL SCIENCES, INC.


By: _______________________________________________
    Robert P. Hickey
    Chairman, President and Chief Executive Officer

                                  Schedule "A"

                  Restrictions on Offers and Sales of the Units

1. The Agent represents and agrees that: (i) it has not offered or sold and, prior to the expiry of the period of six months after the Closing Date, will not offer or sell any Units to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Units in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Units to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on; and (iv) it has complied and will comply with all applicable securities laws in the United Kingdom and elsewhere in Europe in connection with the Offering.

2. The Agent acknowledges that the Units and the Shares issuable upon exercise of the Warrants (collectively the "Securities") have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons (as defined in Rule 902(o) of Regulation S promulgated under the Securities Act) except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

3. Terms with initial capital letters used but not defined in this Schedule shall have the meanings given to them in the Agency Agreement to which this
Schedule is attached.

                                  Schedule "B"

                           List of Excluded Investors

                               As of May 21, 2001

1.    Existing shareholders of the Company
2. Existing shareholders of Phairson plc, except MVI Partners, affiliates and contacts
3.    Alan Goodman
4.    New Enterprise Associates
5.    SAE
6.    emedsecurities
7.    Oscar Gruss & Co.
8.    Dominick & Dominick
9.    Dechert Price & Rhoads and Allan Bloom
10.   Frank Ruderman
11.   David Crook
12.   Jean-Louis Pourny
13.   Steve Seiler and Elan
14.   Schroder Ventures
15.   Tom Rosse
16.   Sage Group
17.   AIG Investors, NY, NY
18.   Aura Investments, Tel Aviv, Israel
19.   Axiom Partner, Hartford, CT
20.   BioCapital, Montreal, Canada
21.   CB Health Ventures, Boston, MA
22.   Clarion Capital, Cleveland, OH
23.   CPRUS (LibertyView Capital), Jersey City, NJ
24.   DCF Capital, Boston, MA
25.   EGS Partners, NY, NY
26.   Emerald Ventures, Lancaster, PA
27.   Hudson Partners, NY, NY
28.   Innovative Technology Partner, LA, CA
29.   MedCapital, Morristown, NJ

30.   Medica Venture Partners, NY, NY
31.   Micro Capital, Darien, CT
32.   Palladin Investors, Maplewood, NJ
33.   Penney Lane Partners, Princeton, NJ
34.   Persues - Soros, NY, NY
35.   Radius Ventures, NY, NY
36.   Trillium Medical Ventures, NY, NY
37.   Versant Ventures, Newport Beach, CA
38.   Warburg Pincus, NY, NY
39.   TL Ventures, Philadelphia, PA
40.   AMT Ventures, Gulf Breeze, FL
41.   Dorado Fund LP-1, Coconut Grove, FL
42.   A.M. Pappas & Co, Research Triangle Park, NC
43.   Key Capital Corp, Cleveland, OH
44.   Israel Infinity Fund, NY, NY
45.   Cardinal Health Ventures, Princeton, NJ
46.   Foresight Ventures (A. Patrickoff), NY, NY
47.   Essex Woodlands, Irvine, Ca
48.   KBL Health Venture, NY, NY
49.   Johnston & Associates, Princeton, NJ
50.   Vertical Group, Summit, NJ
51.   Javlin Partners, Mobil AL
52.   Rosse Enterprises. Boston, MA
53.   Connexus Financial Partners, Bridgewater Township, NJ
54.   Early Stage Enterprises, Princeton, NJ
55.   Dimotech Limited
56.   Schweizerische Gesellschaft fur Aktienhandel und Research AG

                                  Schedule "C"

                             SUBSCRIPTION AGREEMENT
                             (European Subscribers)